EXHIBIT 99.1

UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS

        The following unaudited pro forma condensed combining statements of income and unaudited pro forma condensed combining balance sheet, which we collectively refer to as the “Pro Forma Statements,” give effect to the pending merger between Univision and Hispanic Broadcasting and assume that the transactions had occurred as of January 1, 2002, in the case of the statements of income data, and as of March 31, 2003, in the case of the balance sheet data.

        The Pro Forma Statements are presented for informational purposes only. You should not rely on the pro forma financial data as an indication of the combined financial position or results of operations of future periods or the results that actually would have been realized had the companies been a single company during the periods presented.

        The Pro Forma Statements are based upon available information and upon certain assumptions that management of Univision believes are reasonable. The pro forma adjustments give effect to the pending merger under the purchase method of accounting and assume that 0.85 of a share of Univision common stock had been issued in exchange for each outstanding share of Hispanic Broadcasting common stock. The pro forma condensed combining balance sheet reflects preliminary estimates of the fair value of assets acquired and liabilities assumed used in the allocation of the purchase price and is subject to further adjustment based upon the completion of a formal appraisal. Management of Univision has preliminarily allocated the difference between purchase price and book value to indefinite lived identifiable intangible assets and does not believe that any differences in the final purchase price allocation will have a material impact on the Pro Forma Statements. Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”, provides that goodwill and other indefinite lived intangible assets resulting from business combinations completed subsequent to June 30, 2001 will not be amortized but instead are required to be tested for impairment at least annually. (see “Notes to Unaudited Pro Forma Condensed Combining Balance Sheet”).

        The Pro Forma Statements do not reflect any pro forma adjustments for other business acquisitions in 2002 or 2003 by Univision or Hispanic Broadcasting, including Univision’s Fonovisa Music Group in April 2002, as they do not individually or in the aggregate exceed the threshold for reporting of a significant subsidiary.

        The pro forma condensed combining statements of income do not reflect any adjustments for synergies that Univision expects to realize commencing upon consummation of the acquisition. No assurances can be made as to the amount of cost savings or revenue enhancements, if any, that may be realized.

        In connection with the completion of the pending merger, Univision will restructure its ownership interest in Entravision by exchanging its common stock for non-voting preferred stock. The Pro Forma Statements reflect the subsequent accounting for this conversion of stock and change in significant influence. Currently, Univision accounts for its investment in Entravision under the equity method and following the merger expects to account for its investment under the cost method.

        The Pro Forma Statements and accompanying notes should be read in conjunction with the historical consolidated financial statements of Univision and Hispanic Broadcasting previously filed in their respective Quarterly Reports on Form 10-Q for the quarter ending March 31, 2003 and in Univision’s December 31, 2002 Annual Report on Form10-K/A and in Hispanic Broadcasting’s December 31, 2002 Annual Report on Form10-K.

Univision Communications Inc.

Unaudited Pro Forma Condensed Combining Balance Sheet

As of March 31, 2003

	Historical
		Hispanic	Pro Forma		Pro Forma
	Univision	Broadcasting	Adjustments		Combined
	(In thousands)
Assets
Cash and cash equivalents	$44,345	$33,900	$(38,614)	(a)	$39,631
Accounts receivable, less allowance for doubtful accounts	211,064	44,104	—		255,168
Program rights	39,998	—	—		39,998
Deferred tax assets	14,584	—	—		14,584
Prepaid expenses and other	57,975	3,307	—		61,282
Total current assets	367,966	81,311	(38,614)		410,663
Property and equipment, less accumulated depreciation	469,690	54,655	—		524,345
Intangible assets, less accumulated amortization	1,477,040	1,080,750	3,140,394	(b) (c)	5,698,184
Goodwill, less accumulated amortization	514,273	85,245	—		599,518
Program rights	36,856	—	—		36,856
Investment in unconsolidated subsidiaries	508,116	—	—		508,116
Deferred charges and other assets	50,917	14,660	(13,805)	(a) (d)	51,772
Total assets	$3,424,858	$1,316,621	$3,087,975		$7,829,454

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$156,363	$20,392	$—		$176,755
Accrued interest	12,372	—	—		12,372
Accrued license fee	13,074	—	—		13,074
Deferred advertising revenues	4,250	—	—		4,250
Program rights obligation	17,151	—	—		17,151
Current portion of long-term debt and capital lease obligations	5,514	7	—		5,521
Total current liabilities	208,724	20,399	—		229,123
Long-term debt	1,371,922	1,413	—		1,373,335
Capital lease obligations	77,505	—	—		77,505
Deferred advertising revenues	8,647	—	—		8,647
Program rights obligation	29,542	—	—		29,542
Deferred tax liabilities	128,074	147,323	905,238	(c)	1,180,635
Minority interest	—	1,335	—		1,335
Other long-term liabilities	28,378	—	—		28,378
Common Stock	2,292	109	(109)	(e)	3,217
			925	(f)
Paid-in-capital	1,220,963	1,048,883	(1,048,883)	(e)	4,562,854
			3,342,164	(f)
			(273)	(d)
Deferred compensation	—	—	(783)	(g)	(783)
Retained earnings	371,004	107,267	(107,267)	(e)	357,859
	—	—	(13,145)	(a)
Treasury stock	(22,193)	(10,108)	10,108	(e)	(22,193)
Total stockholders’ equity	1,572,066	1,146,151	2,182,737		4,900,954
Total liabilities and stockholders’ equity	$3,424,858	$1,316,621	$3,087,975		$7,829,454

See accompanying notes to unaudited pro forma condensed combining financial statements

Univision Communications Inc.

Unaudited Pro Forma Condensed Combining Statement of Income

For the Twelve Months Ended December 31, 2002

	Historical
	Univision	Hispanic Broadcasting	Entravision(g)	Pro Forma Adjustments		Pro Forma Combined
	(In thousands, except per-share data)
Net revenues	$1,091,293	$256,545	$—	$(3,203)	(a)	$1,341,728
				(2,907)	(b)
Operating expenses	759,355	178,348	—	(371)	(a)	931,454
				(2,012)	(c)
				(4,323)	(d)
				157	(e)
				300	(f)
Depreciation and amortization	78,818	12,267	—	—		91,085
Operating income	253,120	65,930	—	139		319,189
Interest expense (income)	87,233	(557)	—	—		86,676
Amortization of deferred financing costs	3,846	—	—	—		3,846
Equity loss in unconsolidated affiliate and other	14,009	—	(4,958)	—		9,051
Income before taxes	148,032	66,487	4,958	139		219,616
Provision for income taxes	61,504	26,274	1,948	(835)	(h)	88,891
Income from continuing operations	$86,528	$40,213	$3,010	$974		$130,725

Basic Earnings Per Share
Earnings per share	$0.39	$0.37				$0.41
Weighted average common shares outstanding	224,344	108,723				316,758	(i)

Diluted Earnings Per Share
Earnings per share	$0.34	$0.37				$0.37
Weighted average common shares outstanding	256,337	109,543				349,448	(i)

See accompanying notes to unaudited pro forma condensed combining financial statements

Univision Communications Inc.

Unaudited Pro Forma Condensed Combining Statement of Income

For the Three Months Ended March 31, 2003

	Historical
	Univision	Hispanic Broadcasting	Entravision(g)	Pro Forma Adjustments		Pro Forma Combined
	(In thousands, except per-share data)
Net revenues	$261,655	$56,482	$—	$(617)	(a)	$316,461
				(1,059)	(b)
Operating expenses	194,448	47,455	—	(93)	(a)	240,171
				(542)	(c)
				(1,211)	(d)
				39	(e)
				75	(f)
Depreciation and amortization	19,792	3,223	—	—		23,015
Operating income	47,415	5,804	—	56		53,275
Interest expense, net	18,592	83	—	—		18,675
Amortization of deferred financing costs	951	—	—	—		951
Equity loss in unconsolidated affiliate and other	6,792	—	(4,631)	—		2,161
Income before taxes	21,080	5,721	4,631	56		31,488
Provision for income taxes	8,321	2,575	1,848	484	(h)	13,228
Income from continuing operations	$12,759	$3,146	$2,783	$(428)		$18,260

Basic Earnings Per Share
Earnings per share	$0.06	$0.03				$0.06
Weighted average common shares outstanding	228,140	108,859				320,670	(i)

Diluted Earnings Per Share
Earnings per share	$0.05	$0.03				$0.05
Weighted average common shares outstanding	257,435	109,309				350,347	(i)

See accompanying notes to unaudited pro forma condensed combining financial statements

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINING FINANCIAL STATEMENTS

Basis of Pro Forma Presentation

On June 11, 2002 Univision and Hispanic Broadcasting entered into a merger agreement that will result in Hispanic Broadcasting becoming a wholly-owned subsidiary of Univision in a transaction to be accounted for using the purchase method of accounting. The total estimated purchase price of approximately $3.4 billion includes Univision common stock valued at approximately $3.3 billion, assumed stock options with a fair value of approximately $75 million and estimated direct transaction costs of approximately $39 million.

The unaudited pro forma condensed combining consolidated financial statements provide for the issuance of approximately 92.5 million shares of Univision common stock, based upon an exchange ratio of 0.85 of a share of Univision common stock for each outstanding share of Hispanic Broadcasting common stock. The actual number of shares of Univision common stock to be issued will be determined based on the actual number of shares of Hispanic Broadcasting common stock outstanding at the completion of the merger. The average market price per share of Univision common stock of $35.312 is based on an average of the closing prices for two days prior, the day of and two days subsequent to the announcement date (June 12, 2002) of the proposed merger. At March 31, 2003, Hispanic Broadcasting had options outstanding to purchase approximately 5.6 million shares. At the completion of the merger, each Hispanic Broadcasting option will be converted into an option to purchase a number of shares of Univision Class A common stock determined by multiplying the number of shares of Hispanic Broadcasting common stock subject to the option by 0.85 with the exercise price being adjusted to equal the exercise price of the Hispanic Broadcasting option divided by 0.85. The actual number of options to be assumed will be determined based on the actual number of Hispanic Broadcasting options outstanding at the completion of the merger. The fair value of the outstanding options was determined using the Black-Scholes valuation model. In accordance with the terms of Hispanic Broadcasting equity-based plans, all of Hispanic Broadcasting’s outstanding options, except those granted in the month preceding the signing of the Agreement and Plan of Reorganization to certain executive officers, will vest upon the merger.

Hispanic Broadcasting’s December 31, 2002 and March 31, 2003 historical income statements include $5.1 million and $0.8 million of merger costs, respectively. On completion of the merger Hispanic Broadcasting will incur approximately $13.1 million in additional costs which are not reflected in the pro forma condensed combining statements of income.

The estimated total purchase price of the Hispanic Broadcasting merger is as follows (in millions):

Value of Univision common stock issued	$3,267
Assumption of Hispanic Broadcasting options	75

Total value of Univision securities	3,342

Estimated direct transaction costs	39

Total estimated purchase price	$3,381

Under the purchase method of accounting, the total estimated purchase price as shown in the above table is allocated to Hispanic Broadcasting’s net tangible and intangible assets based on their estimated fair values as of the date of the completion of the merger. Based on a preliminary valuation made by Univision management and subject to changes upon receipt of a final independent third party valuation and other factors as described in the introduction to the unaudited pro forma condensed combining consolidated financial statements, the estimated purchase price is preliminarily allocated as follows (in millions):

Estimated purchase price preliminary allocation:
Net assets, including intangible assets	$1,146
Intangible assets (principally FCC licenses)	2,235

Total estimated purchase price preliminary allocation	$3,381

Notes to Unaudited Pro Forma Condensed Combining Balance Sheet

($ in thousands)

(a)                                  Represents the costs of Univision and Hispanic Broadcasting related to the merger.

(b)                                 Represents the recording of indefinite life identifiable intangible assets related to the acquisition of Hispanic Broadcasting. Univision will have an appraisal completed after the closing. Univision does not expect there to be material changes to the estimates made in the Unaudited Pro Forma Condensed Combining Balance Sheet.

Number of shares issued	92,537
Price per share	$35.312
$3,267,667
Value of stock options issued to Hispanic Broadcasting employees as of March 31, 2003	74,640
Acquisition costs	39,000
Less: net assets acquired	(1,146,151)
Intangible assets	$2,235,156

(c)                                  Represents the temporary difference between book and tax basis for the identified intangibles other than goodwill.

(d)                                 Represents the elimination of deferred financing costs of Hispanic Broadcasting following the merger.

(e)                                  Represents the elimination of the historical common stock, paid in capital, retained earnings and treasury stock of Hispanic Broadcasting.

(f)                                    Records the issuance of common stock in connection with the merger and the related acquisition costs.

(g)                                 Represents the value of the deferred compensation related to certain stock options issued to Hispanic Broadcasting’s executive officers in the month prior to the signing of the Agreement and Plan of Reorganization that do not vest upon the closing of the merger.

Notes to Unaudited Pro Forma Condensed Combining Statement of Income

(a)           Represents the elimination of Univision revenue derived from sales to Hispanic Broadcasting, and also represents the elimination of Univision operating expenses related to license fee payments that Univision makes related to such sales.

(b)           Represents the elimination of Hispanic Broadcasting revenue derived from sales to Univision.

(c)           Represents the elimination of Univision advertising expenses derived from the purchase of advertising on Hispanic Broadcasting’s radio stations.

(d)           Represents the elimination of Hispanic Broadcasting advertising expenses derived from the purchase of advertising on Univision’s television stations.

(e)           Represents the compensation expense related to certain stock options issued to Hispanic Broadcasting management in the three months prior to the signing of the Agreement and Plan of Reorganization that do not vest upon the closing of the merger.

(f)            Represents the increase in compensation under the new compensation arrangement with a current Hispanic Broadcasting executive.

(g)           Represents the elimination of Univision equity loss relating to its investment in Entravision. In  connection with the completion of the merger, Univision will restructure its ownership interest in Entravision by exchanging its voting common stock interest in Entravision for non-voting preferred stock. As a result, Univision will no longer have significant influence and will account for Entravision under the guidance provided by Statement of Financial Accounting Standards No.115 “Accounting for Certain Investments in Debt and Equity Securities”.

(h)           Represents the change in provision for taxes resulting from the merger.

(i)            Represents Univision’s weighted average common shares outstanding plus .85 times Hispanic Broadcasting’s weighted average common shares outstanding.